[Ladenburg Letterhead]
September 15, 2009
SP Acquisition Holdings, Inc.
590 Madison Avenue, 32nd Floor
New York, New York 10022
Ladies and Gentlemen:
          Reference is made to that certain Underwriting Agreement (the “Underwriting Agreement”), dated October 10, 2007, by and among SP Acquisition Holdings, Inc. (the “Company”), UBS Securities LLC, Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and the other underwriters named in Schedule A attached thereto.
          This letter is intended to serve as formal notice to the Company that Ladenburg has agreed to reduce the cumulative deferred underwriting commissions and discounts due to it from the Company from $7,299,708 to $3,649,854.
          We respectfully request that you agree to and acknowledge the foregoing by countersigning a copy of this letter and returning it to the undersigned.

Very Truly Yours, LADENBURG THALMANN & CO., INC.
By:	/s/ Steven Kaplan
	Name:	Steven Kaplan
	Title:	Managing Director